Exhibit 99.1

NEWS RELEASE

Contact: Bob Butter, Communications / Office: 412-820-1347/ bbutter@tollgrade.com
TOLLGRADE REPORTS FIRST QUARTER 2009 RESULTS
PITTSBURGH, PA, April 29, 2009 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of network service assurance test products and solutions, today reported revenue of $12.0 million and a GAAP loss per share of ($0.08) for the first quarter ended March 28, 2009. Revenue for the quarter was within the Company’s earlier guidance range of $11 million to $14 million. The loss per share for the quarter included the effects of non-cash charges for stock-based compensation and severance expenses, which amounted to ($0.04) per share. Excluding these charges, the loss per share for the first quarter on a non-GAAP basis was ($0.04).
In comparison, revenue and GAAP loss per share for the first quarter ended March 29, 2008 were $13.2 million and ($0.49), respectively, while loss per share on a non-GAAP basis was ($0.16), excluding the effect of charges for impairment of intangible assets and inventory, and stock-based compensation expense, including credits for expenses provided in prior periods, as well as severance expenses which affected loss per share by ($0.33).
"Our first quarter results do not adequately reflect the progress we are making in our refocused strategy,” said Joseph Ferrara, Tollgrade’s President and CEO. “We are in the midst of our transition efforts and have achieved a number of our short term objectives, but we are working on additional initiatives to help support our growth strategy. While revenue was within the range of earlier guidance, it was negatively impacted by foreign currency translation and constrained customer spending,” added Ferrara.
“To the positive, during the quarter we finalized a multi-year software maintenance agreement for one of the three major software maintenance contract renewals which were open at the end of 2008. We made good progress on the other two agreements, which we believe are close to being signed. Earlier this month, we also announced a new managed services contract win with a large network equipment provider. Although we did not experience any benefit from them during the first quarter, we expect the managed service agreement and two maintenance contracts, once signed, to positively contribute to our second quarter 2009 results,” said Ferrara. “We also saw some benefit from an overall lower cost structure compared to a year ago. Together, these initiatives are moving us closer to achieving sustainable profitability, even in this difficult economic environment,” added Ferrara.
First Quarter 2009 Revenue Results
Sales from services, which include software maintenance, project management fees and repairs, were $4.9 million in the first quarter 2009, compared to $6.0 million in the first quarter 2008, a decline of $1.1 million or 18.3%. The decline is primarily attributable to foreign currency translation differences due to the strength of the U.S. dollar compared to the prior quarter, as well as the lack of contribution from the major software maintenance contract renewals yet to be finalized and which the Company continues to negotiate to achieve favorable terms.
Sales of Tollgrade’s system test products were $3.5 million in the first quarter 2009, compared to $4.7 million in the first quarter 2008. First quarter 2009 revenue included sales of DigiTest® products including DigiTest ®ICE™, LDU™ and N(x)Test™ test probe hardware products as well as custom software applications and licenses. First quarter 2009 sales of DigiTest and LDU products were lower largely as a result of testability projects that contributed to revenue in first quarter 2008 and the completion of a major hardware contract in the fourth quarter 2008.
Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $2.3 million in the first quarter 2009, compared to $0.9 million in the first quarter 2008. The $1.4 million increase in the first quarter 2009 was attributable to several large domestic telecom operators deploying testability initiatives.
Overall sales of cable hardware and software products were $1.3 million in the first quarter 2009, compared to $1.6 million in the first quarter 2008. The quarter over quarter decline was due in part to shipments made near the end of the quarter for which customer acceptance was not yet received. We again ended the quarter with a significant cable product backlog that is expected to ship in the second quarter 2009.
First Quarter 2009 Financial and Operating Data
Gross profit for the first quarter 2009 was $6.1 million, compared to $2.5 million in the first quarter 2008. As a percentage of sales, gross profit was 50.9% in the first quarter 2009, compared to 19.1% in the first quarter 2008. The first quarter of 2009 included $0.2 million of severance charges compared to first quarter 2008 charges of $4.1 million related to impairment of certain intangible assets primarily from our cable testing products, as well as an inventory write-down. Excluding these charges, gross profit as a percentage of sales on a non-GAAP basis for the first quarter 2009 was 52.4%, compared to 49.8% for the prior year quarter.
The Company lowered total operating expenses to $7.2 million for the first quarter 2009, compared to $9.1 million in the first quarter 2008. Excluding severance and stock compensation expenses from both periods and restructuring expenses during the first quarter 2008, total operating expenses on a non-GAAP basis were $6.8 million and $8.7 million in the first quarter 2009 and 2008, respectively, which represents a $1.9 million or 21.8% reduction.
Selling and marketing expenses in the first quarter 2009 were lowered to $2.0 million compared to $2.4 million in the first quarter 2008. The decrease in selling and marketing expense was due to the effect of the restructuring program implemented during the first quarter, 2008 as well as other cost control efforts.
General and administrative expenses were $2.6 million for the first quarter 2009 and 2008.
Research and development costs were $2.5 million for the first quarter 2009 compared to $3.6 million in the first quarter 2008. The decrease of $1.1 million or 29.6% during the first quarter 2009 is attributable to the restructuring program implemented during the first quarter 2008 as well as the strong performance of our application services products. Engineering efforts associated with our application services products, which involve customer-funded software development, are classified in cost of sales rather than research and development costs. As such, this classification can cause research and development costs to fluctuate on a quarterly basis.
The provision for income taxes of approximately $0.1 million consists primarily of taxes on income earned in certain foreign jurisdictions. Based on a review of our tax position at March 28, 2009, management did not record any tax benefit on losses pertaining to its U.S. and certain foreign operations.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $13.0 million as of March 28, 2009, compared to a backlog of $16.3 million as of December 31, 2008. The backlog at March 28, 2009 and December 31, 2008 included approximately $9.7 million and $12.1 million, respectively, related to software maintenance contracts, which is primarily earned and recognized as income on a straight-line basis during the remaining terms of these agreements. Expected revenue from the one large signed software maintenance agreement is included in the backlog as of March 28, 2009, however, revenues from the other two agreements still under negotiation will not be included in backlog until those agreements are signed.

Management expects that approximately 36% of the current total backlog will be recognized as revenue in the second quarter 2009.
The Company’s cash and short-term investment balance declined by $0.4 million from the fourth quarter 2008 to $60.0 million, as a result of cash used in operating activities.
Second Quarter 2009 Outlook
“Looking ahead to the second quarter of 2009, we expect revenue to range from $11 million to $14 million,” said Mr. Ferrara. “With customer capital expenditure budgets continuing to be under pressure, we are working to position ourselves for when the market recovers, in part by leveraging our services and software capabilities. Our strategic efforts are on target to help us achieve better results,” added Ferrara.
Conference Call and Webcast
A conference call to discuss earnings results for the first quarter 2009 will be held on Thursday, April 30, 2009 at 9:00 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade’s First Quarter 2009 Earnings Results Call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.videonewswire.com/event.asp?id=57904
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies. Tollgrade’s customers range from the top telecom and cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services, as well as for power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended
	March 28,	March 29,
	2009	2008
Revenues:
Products	$7,114	$7,139
Services	4,931	6,045

	12,045	13,184

Cost of sales:
Products	3,450	3,616
Services	1,579	1,986
Amortization	698	1,014
Severance	183	21
Intangible impairment	—	3,291
Inventory impairment	—	738

	5,910	10,666

Gross profit	6,135	2,518

Operating expenses:
Selling and marketing	1,993	2,435
General and administrative	2,576	2,579
Research and development	2,545	3,616
Severance	63	435

Total operating expenses	7,177	9,065

Loss from operations	(1,042)	(6,547)
Other income	118	492

Loss before income taxes	(924)	(6,055)
Provision for income taxes	97	449

Net loss	$(1,021)	$(6,504)

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	12,679	13,158

Net loss per common and common equivalent shares	$(0.08)	$(0.49)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	March 28,	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$59,572	$57,976
Short-term investments	451	2,419
Accounts receivable:
Trade	12,691	10,560
Other	273	668
Inventories	10,161	10,673
Prepaid expenses and deposits	1,209	1,449
Deferred and refundable tax assets	462	453

Total current assets	84,819	84,198

Property and equipment, net	2,688	2,953
Intangibles	36,042	36,853
Deferred tax assets	78	81
Other assets	262	262

Total assets	$123,889	$124,347

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,281	$1,265
Accrued warranty	1,433	1,590
Accrued expenses	2,285	1,655
Accrued salaries and wages	272	363
Accrued royalties payable	112	299
Income tax payable	143	268
Deferred revenue	3,711	3,283

Total current liabilities	9,237	8,723

Pension obligation	883	889
Deferred tax liabilities	1,804	1,792
Other tax liabilities	541	489

Total liabilities	12,465	11,893

Total shareholders’ equity	111,424	112,454

Total liabilities and shareholders’ equity	$123,889	$124,347

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 28, 2009	March 29, 2008

Cash flows from operating activities:
Net loss	$(1,021)	$(6,504)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of goodwill & intangible assets	—	3,291
Depreciation and amortization	1,036	1,480
Stock-based compensation expense	308	(23)
Valuation allowance	—	187
Deferred income taxes	64	28
Write-down of inventory	—	761
Provisions for losses on inventory	40	61
Provision for allowance for doubtful accounts	79	37
Changes in assets and liabilities:
Accounts receivable-trade	(2,639)	(602)
Accounts receivable-other	1,040	401
Inventory	472	(475)
Prepaid expense and other assets	234	(25)
Accounts payable	338	(1,542)
Accrued warranty	(156)	(295)
Accrued expenses and deferred income	243	426
Accrued royalties payable	(188)	(596)
Income taxes payable	(112)	228

Net cash used in operating activities	(262)	(3,162)

Cash flows from investing activities:
Purchase of short-term investments	—	(2,186)
Redemption/maturity of short-term investments	1,968	464
Capital expenditures, including capitalized software	(86)	(275)
Sale of assets held for sale	—	198

Net cash provided by (used in) investing activities	1,882	(1,799)

Net increase (decrease) in cash and cash equivalents	1,620	(4,961)
Effect of exchange rate changes on cash & cash equivalents	(24)	264
Cash and cash equivalents at beginning of year	57,976	58,222

Cash and cash equivalents at end of year	$59,572	$53,525

Explanation of Non-GAAP Measures
During the first quarter 2009, we continued the restructuring programs that were implemented beginning on January 30, 2008 and March 17, 2009, aimed at reducing the Company’s existing cost structure. We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the charges associated with the continuation of the restructuring initiatives, as well as the related income tax effects of such items, stock-based compensation expense, write-downs and impairments. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our financial performance in the first quarter of 2009. We believe that by excluding these charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may, therefore, not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
To supplement the presentation of our non-GAAP financial measures for the three month periods ended March 28, 2009 and March 29, 2008, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from, or as a substitute for, comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effect:
•	Severance expense: For the three month periods ended March 28, 2009 and March 29, 2008, we have excluded the effect of severance expense from our GAAP operating expense, operating loss, net loss and diluted EPS. We believe it is useful for investors to understand the effect of these expenses on our operating performance.

•	Stock-based compensation expense: For the three month periods ended March 28, 2009 and March 29, 2008, we have excluded the effect of employee stock-based compensation expense on operating expenses, operating loss, net loss and diluted earnings per share. We exclude employee stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that we believe are not reflective of our core operating performance.

•	Impairment charges: For the three month period ended March 29, 2008, we have excluded the effect of certain intangible and inventory impairment charges on gross profit, gross margin, operating loss, net loss and diluted earnings per share. We believe it is useful for investors to understand the effect of these charges on our operating performance. There were no comparable charges in the three month period ended March 28, 2009.

Reconciliation to GAAP- Quarter Ended March 28, 2009 (Unaudited)

		Gross
(In thousands, except per	Gross	Profit	Operating	Operating	Net	Diluted
share amount)	Profit	Percentage	Expense	Loss	Loss	EPS

GAAP Reported Results	$6,135	50.9%	$7,177	$(1,042)	$(1,021)	$(0.08)

Severance	183	1.5%	(63)	246	246	0.02
Stock-based Compensation	—	—	(308)	308	308	0.02

Non-GAAP Results, Excluding special items	$6,318	52.4%	$6,806	$(488)	$(467)	$(0.04)

Reconciliation to GAAP- Quarter Ended March 29, 2008

		Gross
(In thousands, except per	Gross	Profit	Operating	Operating	Net	Diluted
share amount)	Profit	Percentage	Expense	Loss	Loss	EPS

GAAP Reported Results	$2,518	19.1%	$9,065	$(6,547)	$(6,504)	$(0.49)
Intangible Impairment	3,291	25.0%	—	3,291	3,291	0.25

Inventory Impairment	738	5.7%	—	738	738	0.05

Severance	21	—	(435)	456	456	0.03
Stock-based Compensation	—	—	23	(23)	(23)	—

Non-GAAP Results, Excluding special items	$6,568	49.8%	$8,653	$(2,085)	$(2,042)	$(0.16)

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue for the second quarter 2009. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements”: (a) possible delays in, or the inability to complete, negotiation and execution of purchase and service agreements with new or existing customers, in particular, the two major customers whose maintenance and support agreements are currently being negotiated; (b) negative impact from changes in exchange rates of foreign currencies in which we transact business relative to the U.S. dollar; (c) the inability to effectively integrate the hired employees and tools and resources from the large managed services agreement or to achieve expected revenues and profitability therefrom; (d) the inability of the Company to realize the benefits of its revenue and cost initiatives due to unforeseen delays, changes in its markets or other factors, and the risk that these initiatives will not promote revenue growth or restore profitability in the timeframe anticipated by the Company; (e) inability of the Company to recognize all or a portion of its backlog as expected, including without limitation the cable product backlog expected to ship in the second quarter 2009; (f) the risk that our previous cost-cutting initiatives may have impaired, or that our current and future initiatives may impair, the Company’s ability to effectively develop and market products and remain competitive in the telecom business; (g) inability of the management team to implement the strategic repositioning of the Company to focus on its service assurance offerings in the telecom markets; (h) inability to complete or possible delays in completing certain research and development efforts required for new products and solutions and delays in market acceptance of our new network acceptance solutions beyond the timeframes anticipated or at all; (i) general economic uncertainty and its impact on the capital budgets for certain of our major customers; (j) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies;(k) further declines in demand for our existing cable testing products; (l) pricing pressures affecting our cable-related products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (m) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (n) the ability to manage the risks associated with and to grow our business; (o) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; and (p) our ability to efficiently integrate acquired businesses and achieve expected synergies. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2008 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
™	ICE is a trademark of Tollgrade Communications, Inc.

™	N(x)Test is a trademark of Tollgrade Communications, Inc.

™	LDU is a trademark of Tollgrade Communications, Inc.

®	DigiTest is a registered trademark of Tollgrade Communications, Inc.

®	MCU is a registered trademark of Tollgrade Communications, Inc.

All other trademarks are the property of their respective owners.